Exhibit 99.1

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FOR IMMEDIATE RELEASE	CONTACTS:	Mike McMahon
Redwood Trust, Inc.		(415) 384-3805
Wednesday, March 17, 2010
Martin S. Hughes
(415) 389-7373

Redwood Trust, Inc.'s George Bull Plans Retirement as Chief Executive Officer

Current President, Martin Hughes, to be Promoted to CEO

MILL VALLEY, Calif., March 17, 2010 — Redwood Trust, Inc. (NYSE: RWT) today announced that George E. Bull, III will retire as Chief Executive Officer effective on May 18, 2010. He will remain a Director and Chairman of the Board of Directors of the company.

In connection with Mr. Bull’s retirement, the Board of Directors has announced that Martin S. Hughes will be promoted to Chief Executive Officer and President on May 18, 2010.   In addition, Brett D. Nicholas will be promoted to sole Chief Operating Officer and Executive Vice President, while continuing in his capacity as Chief Investment Officer.

George Bull remarked, “Doug Hansen and I founded Redwood Trust in 1994, and I am proud of our accomplishments and performance for long-term shareholders over the past 16 years.  The Board has worked with me and carefully overseen the process for selecting and transitioning the executive management of the company, and I am confident that Marty Hughes and Brett Nicholas are well prepared and will continue to be strong leaders and disciplined stewards of shareholder capital.”  Mr. Bull continued, “In my continuing capacity as Chairman of the Board, I will remain engaged in providing strategic guidance and maintaining the culture and principles that have been the foundation of our success.  As Redwood’s largest individual shareholder, I see significant opportunities for the company in the future and believe that the outlook for long-term shareholders continues to be positive.”

Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Redwood Trust’s Annual Report on Form 10-K for the year ended December 31, 2009 under the caption “Risk Factors.”  We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.